CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 21, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 451 (included in Van Kampen Focus Portfolios, Municipal Series 396) as of August 31, 2012, and for each of the three years in the period ended August 31, 2012 and the financial highlights for each of the five years in the period ended August 31, 2012, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-97501) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 21, 2012